Exhibit 10.240
DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
DIRECTORS’ DEFERRED COMPENSATION ELECTION FORM

This deferral election (“Deferral Election”) relates to a deferral of all or a portion of the Restricted Stock Units granted pursuant to the Annual Equity Grant as defined in Dollar Thrifty Automotive Group, Inc.’s (the “Company’s”) Director Compensation Policy and made pursuant to the Company’s Second Amended and Restated Long-Term Incentive Plan and Director Equity Plan (the “Plan”) with respect to compensation earned for services rendered during the period from _______ through _______.  All capitalized terms not defined hereunder shall have the meaning set forth in the Plan.

I.	Election as to Amount of Annual Equity Grant to be Deferred

I hereby irrevocably elect to defer receipt of ______% of my Restricted Stock Units issued in connection with my ____ Annual Equity Grant.

II.	Election as to Time and Manner in which Deferred Amounts shall be Distributed

A.	Payment Date

Subject to the vesting and forfeiture conditions set forth in the Plan, all amounts deferred hereunder shall be distributed to me or distribution of such amounts shall commence on (check one only):

❑	(i) ______________ (MM/DD/YYYY)

❑	(ii) on the 90th day following the date I cease to be a director on the Board of the Company for any reason

❑	(iii) upon the earlier of (i) or (ii) above.

In the event of a Change in Control:

❑	I wish to receive all amounts deferred hereunder, or for distribution of such amounts to commence on such Change in Control.

❑	I wish to receive all amounts deferred hereunder pursuant to my elections in II.A. above, and do not wish to accelerate such payment in the event of a Change in Control.

For purposes of clarification and as provided in the Plan, notwithstanding any elections made pursuant to this Deferral Election or otherwise, in no event shall payment of Restricted Stock Units, to the extent they are subject to Section 409A of the Code,  be accelerated as a result of a Change in Control unless the events that have occurred would also constitute a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the assets of a Corporation” under Treasury Department Final Regulation 1.409A-3(j)(5), or any successor thereto.

B.	Manner of Distribution

I elect to receive distributions pursuant to this Deferral Election as follows (check one only):

❑	in a lump sum

❑	in _____ equal annual installments (up to 10).

III.	Representations

1.
I did not look to, or rely in any manner upon, the Company or any of its affiliates, officers, employees or representatives for advice about tax, financial or legal consequences of making this Deferral Election, and none of the Company or any of its affiliates, officers, employees or representatives has made or is making any representations to me about, or guaranties of, tax, financial, operations or legal outcomes of making this Deferral Election.

2.
The Company has recommended that I consult, and I have to the extent I have deemed it necessary or advisable consulted with, my tax, financial and/or legal advisors with respect to the tax and other consequences of making this Deferral Election.

3.
I understand that any compensation which I defer pursuant to this election may be subject to certain employment taxes on a current basis, such as taxes under the Federal Insurance Contributions (Social Security) Act and any amount deferred shall be less any required contributions with respect thereto.

SIGNED this _____ day of _____________

By: ________________________________
Name:  _____________________________

ACKNOWLEDGED this _____ day of _________, by

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

By:       ____________________________
Name:  ____________________________